Exhibit 10.1

OAK HILL FINANCIAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of January, 2006, between Oak Hill Financial, Inc., an Ohio corporation (“Employer”), and Ralph E. Coffman, Jr. (“Executive”).

WHEREAS, Employer and Executive desire to enter into this Employment Agreement to insure to Employer and Employer’s direct and indirect subsidiaries the services of Executive and to set forth the rights and duties of the parties thereto,

WHEREAS, the Boards of Directors of Employer and its wholly owned subsidiary, Oak Hill Banks, an Ohio corporation (“Oak Hill Banks”), have elected Executive as the President and CEO of Employer and the CEO of Oak Hill Banks, and

WHEREAS, Employer and Executive have entered into a Change in Control and Severance Agreement (the “Severance Agreement”) effective as of January 31, 2004, which shall be terminated by the terms of this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.	Employment Duties.

(a)           Employment. Employer currently employs Executive as President and CEO of Employer and the CEO of Oak Hill Banks, its wholly-owned affiliate, with such duties as may from time to time be prescribed by the Boards of Directors of Employer and of Oak Hill Banks, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

(b)           Duties. During the term of this Employment Agreement, Executive shall devote his entire business time and attention to his employment and perform diligently such duties as are customarily performed by the President and CEO of a company the size and structure of Employer and its subsidiaries, together with such other duties as may be reasonably requested from time to time by the Boards of Directors of Employer or Oak Hill Banks, which duties shall be consistent with his position as set forth above and in Section 2 of this Employment Agreement. Executive shall cooperate and work with all committees formed by the Boards of Directors of Employer or of Oak Hill Banks including, but not limited to, the Governance and Compensation Committee and the Audit Committee. As President and CEO, Executive shall have the authority to implement the policies and decisions of the Board of Directors in directing Employer’s business strategy, development and operations. So long as Executive shall serve as President and CEO, Executive shall report only to the Board of Directors and shall not be subject to the authority, direction or discretion of any other officer, whether in a position now existing or hereafter created or appointed. Notwithstanding the foregoing, Executive shall regard the Chairman of the Board as his liaison with the Board of Directors and shall report to the Chairman of the Board.

(c)           Full-Time and Attention. Except as expressly permitted herein, Executive shall not, without the prior written consent of Employer, directly or indirectly during the term of this Employment Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. So long as it does not interfere with his full time employment hereunder, Executive may attend to outside investments and Executive may serve as a director, trustee or officer of or otherwise participate as an officer or official in not more than two trade, educational, welfare, social religious and civic organizations.

(d)           Business Decisions. Executive shall have no liability to Employer for any act or omission undertaken during the term of this Employment Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Employment Agreement.

2.	Term and Positions.

(a)           Term. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on the date of this Agreement and shall continue thereafter until the earlier of December 31, 2007, or the date Executive’s employment is terminated as provided in Section 7. Commencing on the date of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the Board of Directors of Employer elects not to extend the term of this Agreement by giving written notice to Employee of termination, in which case the term of this Agreement shall be fixed and shall end the date specified in the notice, which shall be a date at least twenty-four calendar months from the date of the Notice of Termination.

(b)           Positions. Executive shall without any compensation in addition to that which is specifically provided in this Employment Agreement, serve as an officer or director of Employer or of Oak Hill Banks and in such substitute or further offices or positions with Employer or any subsidiary of Employer as shall from time to time be reasonably requested by the Board of Directors of Employer. Each office and position with Employer or any subsidiary of Employer in which Executive may serve or to which he may be appointed shall be consistent in title and duties with Executive’s position as President and CEO of Employer. For service as a director or officer of Employer, Oak Hill Banks or any subsidiary of either of them, which service shall in each instance be deemed to be at the request of Employer and its Board of Directors, Executive shall be entitled to the protection of the applicable indemnification provisions of the charter and by-laws of Employer, Oak Hill Banks and any such subsidiary and Employer agrees to indemnify and hold harmless Executive from and against any claims, liabilities, damages or expenses incurred by Executive in or arising out of the status, capacities and activities as an officer or director of Employer, Oak Hill Banks and any subsidiary of either to the maximum extent permitted by law.

3.	Compensation.

(a)           Salary. For all services he may render to Employer and Oak Hill Banks (and any subsidiary of either of them) during the term of this Employment Agreement, Employer shall pay to Executive, commencing on the date of this Agreement, a salary at the rate (the “Salary Rate”) of Two Hundred Thirty Thousand Dollars ($230,000) per annum, payable in those installments customarily used in payment of salaries to Employer’s Executives (but in no event less frequently than monthly). During the period of the Agreement, Executive’s Salary Rate shall be reviewed at least annually in accordance with procedures adopted for such purpose by the Board of Directors of Employer from time to time and any resulting increase or decrease in the Executive’s Salary Rate shall become the “Salary Rate” for the purposes of this Employment Agreement.

(b)           Bonus. In addition to the salary compensation as above stated, Employer shall pay to Executive bonus compensation during the term of this Employment Agreement in amounts to be determined by the Board of Directors for each fiscal year. For purposes of this Employment Agreement, the term “fiscal year” shall mean with respect to any year, the period commencing on January 1 and ending December 31.

4.             Stock Options and Restricted Stock. Employer may from time to time grant Executive awards under the Employer’s stock incentive plan.

5.	Other Benefits.

(a)           Automobile. During the term of this Employment Agreement, Employer may provide, but shall not be required to provide, Executive with a current model automobile purchased or leased by Employer, in accordance with applicable policies of Employer. If an automobile is provided, Employer shall pay all maintenance and repair expenses with respect to the automobile, procure and maintain in force at Employer’s expense collision, comprehensive, and liability insurance coverage with respect to, the automobile, and pay operating expenses with respect to the automobile to the extent such operating expenses are incurred in the conduct of Employer’s business.

(b)           Vacation and Sick Leave. Executive shall be entitled to such periods of vacation and sick leave allowance each year which shall not be less than as provided under Employer’s vacation and sick leave policies.

(c)           Group Plans, Etc. Executive shall be entitled to participate in any group life, hospitalization, or disability insurance plan, health program, or other Executive benefit plan that is generally available to senior Executive officers of Employer. Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

6.            Termination in the Event of Death or Permanent Disability. In the event of a termination of employment as a consequence of Executive’s death or permanent disability (as defined below) during the term of this Employment Agreement:

(a)           Payments. Executive, his beneficiary or his estate, as the case may be, shall be entitled to receive the payments provided by Section 7(d) below.

(b)           Pro-rata Bonus. Executive, his beneficiary or his estate, as the case may be, shall be entitled to receive a pro rata portion of the bonus applicable to the fiscal year in which such death or permanent disability occurs, as such bonus is determined under Section 3(b) of this Employment Agreement. Such pro rata portion shall be determined by multiplying a fraction, the numerator of which shall be the number of days in the applicable fiscal year elapsed prior to the date of death or permanent disability, as the case may be, and the denominator of which shall be 365, by the amount of bonus that would have been payable, if any, pursuant to such Section 3(b), if Executive had remained employed under this Employment Agreement for the entire applicable fiscal year. The bonus shall be paid when and as provided in Section 3(b) of this Employment Agreement.

(c)           No Further Compensation. Except as otherwise provided in this Section 6 and in Sections 4, 5 and 8 of this Employment Agreement, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.

(d)           Determination of Permanent Disability. For the purposes of this Employment Agreement, Executive’s permanent disability shall mean Executive’s continuing incapacity to perform the duties of his position due to physical or mental illness. Any determination of Executive’s permanent disability shall be made by Employer’s medical experts and shall be conclusive.

7.	Termination and Further Compensation.

(a)           Types of Termination. The employment of Executive under this Employment Agreement and the term hereof may be terminated:

(i)

Voluntary Termination. By Employer or Executive at any time upon thirty (30) days notice to the other party of such termination or by Employer in accordance with Section 2(a). In the event of such a voluntary termination by Employer, compensation to Executive shall be determined pursuant to Section 7(d). In the event of a voluntary termination by Executive, no compensation shall be paid if Employer makes no election to make payments pursuant to Section 7(e); or

(ii)	Death or Disability. By Employer on death or permanent disability of Executive. In the event of such termination, compensation shall be determined by Section 6; or

(iii)	After a Change in Control. By Employer after the occurrence of a Change in Control. In the event of such termination, compensation shall be determined by Section 7(d); or

(iv)	For Cause by Employer. By Employer for cause at any time. In the event of such termination, compensation shall be determined by Section 7(c). For purposes hereof, the term “cause” because shall mean:

(A)

The Executive shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of the Executive’s employment with Employer, and the Board shall have determined that such act is harmful to Employer. For this purpose, an act or failure to act on the part of the Executive shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.

(B)

Employer shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and such order or directive has not been vacated or reversed upon appeal; or

(C)

After being notified in writing by the Board to cease any particular Competitive Activity, the Executive shall have continued such Competitive Activity and the Board shall have determined that such act is harmful to Employer. The term “Competitive Activity” shall mean Executive’s participation in the management of any financial services enterprise if such enterprise engages in competition with the Employer in a county in which the Employer has an office. If a Change in Control has occurred prior to the time when Executive’s participation in the management of another enterprise is in question, the geographic scope of the Employer’s business activities, including a county-by-county review of its deposit market share, shall be limited to the areas in which the Executive was doing business prior to the Change in Control. “Competitive Activity” will not include the mere ownership of publicly-traded securities in any such enterprise and the exercise of rights appurtenant thereto.

(b)           Procedure in the event of a For Cause Termination. Any termination of Executive for “cause” shall not be effective until all the following shall have taken place:

(i)	The Secretary of Employer pursuant to resolution of the Board of Directors shall have given written notice to Executive that, in the opinion of the Board of Directors, Executive may be terminated for cause, specifying the details;

(ii)	Executive shall have been given a reasonable opportunity to appear before the Board of Directors prior to the determination of the Board evidenced by such resolution;

(iii)

With respect to any matters other than Executive’s conviction of fraud or a felony or a crime involving moral, turpitude, Executive shall neither have ceased to engage in the activity giving rise to the proposed determination for cause within thirty (30) days after his receipt of such notice nor diligently taken all reasonable steps to that end during such thirty (30) day period and thereafter;

(iv)

After complying with the procedures set forth in subsections (i) through (iii) above, Executive shall have been delivered a certified copy of a resolution of the Board of Directors of Employer adopted by the affirmative vote of not less than a majority of the Board of Directors finding that Executive was guilty of the conduct giving rise to the termination for cause. For this purpose, “Board of Directors” means the Board of Directors of Employer, excluding any member (other than the Chairman of the Board) who is an officer or employee of Employer or of one of its affiliates, or who otherwise would not be considered a “Non-Employee Director” of Employer or of one of its affiliates within the meaning of Rule 16b-3 of the Securities and Exchange Commission.

Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Employment Agreement, at law, in equity or otherwise. On any termination of this Employment Agreement, Executive shall be deemed to have resigned from all officers and directorships held by Executive in Employer and any subsidiaries of Employer.

(c)           No Compensation if for Cause Termination. In the event of termination for any of the reasons set forth in subsection 7(a)(iv), except as otherwise provided in Section 8 of this Employment Agreement, Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

(d)           Compensation for Voluntary or Without Cause Termination by Employer or for Termination after a Change in Control. In the event of the termination of Executive’s employment by Employer pursuant to subsection 6(a), 7(a)(i) or 7(a)(iii) above, Executive shall be entitled to severance compensation as follows: (x) the salary at the Salary Rate specified in Section 3(a) that would have been paid to Executive for the remaining term of this Agreement had the Event of Termination not occurred, plus bonus compensation (as provided below), plus the value of any stock option or related rights which as of the date of termination have been granted to Executive but are not exercisable by Executive and the value of restricted stock awards or related rights which have been granted to Executive, but in which Executive does not have a non-forfeitable or fully vested interest as of the date of termination and (y) all other benefits and perquisites to which he is entitled hereunder, including health insurance for the remaining term of this Agreement had the Event of Termination not occurred, except that (i) the benefits and perquisites referred to in clause (y) shall be reduced and terminated when and to the extent that the Executive is entitled to receive the same from another Employer during such period (but no obligation of Executive to attempt to mitigate damages shall be implied) and (ii) any bonus compensation to be paid to Executive in respect of such period shall be limited solely to the pro rata portion thereof earned in the fiscal year of Executive (determined in the manner provided in Section 3(b)) in which such termination occurs, except for and in respect of completed fiscal years for which Executive has not then been paid. Payment to Executive will be made on a monthly basis in approximately equal installments during the remaining term of this Agreement had the Event of Termination not occurred.

(e)           Elective Payments by Employer if Voluntary Termination by Executive . In the event of the termination of Executive’s employment by Executive pursuant to subsection (a)(i) above, Employer may, in its sole discretion, elect to make Salary Payments to Executive pursuant to Section 9(a)(C) below, however Employer shall have no obligation to pay any compensation or benefits of any kind other than salary that has accrued but not been paid up to and including the date of termination, and any bonus accrued but not paid for fiscal years that have been completed as of the date of termination. The foregoing provisions of this subsection (e) notwithstanding and without limiting the generality of the preceding provisions, Executive shall be entitled to continued medical benefits coverage under the Employer’s medical plan during any month for which Employer elects to make Salary Payments pursuant to Section 9(a)(C) below.

(f)            Definition of “Change in Control”. As used herein, “Change in Control” means the occurrence of any of the following:

(1)           Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect as of the date of this Agreement), other than Employer or any “person” who as of the Effective Date is a director or officer of Employer or whose shares of Common Stock of Employer are treated as “beneficially owned” (as such term is used in Rule 13d-3 of the Securities and Exchange Commission in effect as of the Effective Date) by any such director or officer, becomes the beneficial owner, directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer’s then outstanding securities;

(2)           Employer files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Employer has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(3)           Individuals who, as of the Effective Date, constitute the Board of Directors of Employer (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(4)	Any of the following occurs:

(A)          a merger or consolidation of Employer, other than a merger or consolidation in which the voting securities of Employer immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 45% or more of the combined voting power of Employer or surviving entity immediately after the merger or consolidation with another entity;

(B)          a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of Employer which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of Employer on a consolidated basis;

(C)	a liquidation or dissolution of Employer;

(D)          a reorganization, reverse stock split, or recapitalization of Employer which would result in any of the foregoing; or

(E)           a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

Notwithstanding the foregoing provisions of Section 7(f)(1) or 7(f)(2), in the case where the individuals who constitute the Directors of the Employer at the time a specific transaction described in Section 7(f)(1) or 7(f)(2) is first presented or disclosed to the Board will, by the terms of the definitive agreement for that transaction, constitute at least a majority of the members of the board of directors of the resulting corporation or person immediately following such transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under any of the foregoing provisions of this Section 7(f), the Board may determine by majority vote of the Board that the specific transaction does not constitute a Change in Control under Section 7(f)(1) and (2); and notwithstanding the foregoing provisions of Section 7 (f)(3) or 7(f)(4), unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of Section 7 (f)(3) or 7(f)(4) solely because (i) Employer, (ii) an entity in which Employer directly or indirectly beneficially owns

50% or more of the outstanding Voting Stock (a “Subsidiary”), or (iii) any employee stock ownership plan or any other employee benefit plan of Employer or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it or shares of Voting Stock of Employer, whether in excess of 15% or otherwise, or because Employer reports that a change in control of Employer has occurred or will occur in the future by reason of such beneficial ownership.

Any material adverse modification or diminution of Executive’s duties or diminution in Executive’s authority, title or office, without “cause” as defined herein, shall be considered to be a Change in Control of Employer and, in addition to any other rights he may have, shall entitle Executive to terminate his employment and, provided he terminates his employment, to the rights and remedies provided in Section 7(d) hereof; provided, however, that prior to such termination, Executive shall have notified Employer of any such alleged modification or diminution specifying the same, and Employer shall have been given a period of forty-five (45) days after such notice to cure such alleged modification or diminution before Executive shall be entitled to exercise any rights and remedies hereunder. The right of Employer to cure any such modification or diminution in Executive’s authority, title or office set forth in the immediately preceding sentence shall be applicable only in the event that a “Change in Control” shall have occurred solely by reason of such modification or diminution of duties or authority and shall not be applicable following the occurrence of any Change in Control as defined in Section 7(f) below. The existence of the material adverse modification or diminution of Executive’s duties or authority, title or office will not be effected by the Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall constitute a waiver of the Executive’s rights with respect to circumstances constituting a material adverse modification or diminution of Executive’s duties or Executive’s authority, title or office.

(g)           Certain Tax Payments. For any taxable year in which Executive shall be liable, as determined for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), with respect to any payment in the nature of the compensation made by Employer to (or for the benefit of) Executive pursuant to this Agreement or otherwise, Employer shall pay to Executive an amount an amount such that after payment by the Executive of all taxes and excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up payment equal to the excise tax imposed on the Payment.

With respect to any payment in the nature of compensation that is made to or for the benefit of Executive under the terms of this section or otherwise, and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under Section 7(d) shall be made to Executive on the earliest of (i) the date Employer is required to withhold such tax, (ii) the date the tax is required to be paid by Executive, or (iii) at the time of the Change in Control. It is the intention of the parties that Employer provide Executive with a full tax gross – up under the provisions of this Section, so that on a net after-tax basis, the result to Executive shall be the same as if the excise tax under Section 4999 (or any successor provisions) of the Code had not been imposed. The tax gross-up may be adjusted if alternative minimum tax rules are applicable to Executive.

The amount of the Gross-Up payment shall be determined by the Employer’s independent accountants. In determining the payment, the independent accountants shall take into account any and all taxes (including any penalties and interest) paid by or for Executive or refunded to Executive or for Executive’s benefit.

In each calendar year that Executive receives payments or benefits under this Agreement, Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent accountants of Employers described above. Employer shall indemnify and hold Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, interest, fines and penalties) which Executive incurs as a result of reporting such information. Executive shall promptly notify Employer in writing whenever Executive receives notice of the Bank of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement is being reviewed or is in dispute. Employer shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this contract) and Executive shall cooperate fully with Employer in any such proceeding. Executive shall not enter into any compromise or settlement or otherwise prejudice any rights Employer may have in connection therewith without prior consent to Employer.

8.            Expenses. During the term of this Employment Agreement Employer shall reimburse Executive, in accordance with Employer’s policies and procedures, for travel, entertainment and other expenses reasonably incurred by Executive in the promotion of Employer’s business.

9.	Covenants of Executive.

(a)           Covenant Against Competition. Executive acknowledges that (i) the principal business of Employer is the operation of banking and financial services businesses and any business related thereto or incidental thereto as Employer may from time to time adopt (the “Company Business”); (ii) the Company Business is, in part, regional in scope; (iii) Executive’s work for Employer will give him access to the confidential affairs of Employer; and (iv) the agreements and covenants of Executive contained in this Section 9 are essential to the business and goodwill of Employer. Accordingly, Executive covenants and agrees that:

(A)

During the term of Executive’s employment with Employer and for a period of two (2) years (the “Restricted Period”) following the termination of such employment by Employer for “cause” (as such term is defined herein, Executive shall not in any county where Employer’s offices are located throughout the United States of America or in any contiguous county (provided however that this restriction shall not apply to greater metropolitan areas of Cincinnati, Cleveland and Columbus, Ohio): (1) engage in the Company Business for Executive’s own account (other than pursuant to this Employment Agreement), (2) render any services to any person engaged in such activities (other than Employer), (3) engage in any Competitive Activity (as defined above), or (4) communicate with any of the employees of Employer regarding termination of the employment of the Employer or to become an employee of any other person.

(B)

In the event of a termination of Executive by Employer as a result of a “Change in Control” (as defined herein) or for “cause” (as defined herein), the Restricted Period shall continue for so long as payments are made by Employer to Executive and for a period of six (6) months thereafter. If during the Restricted Period, any employee becomes an employee of a person or firm which employs Executive, the Executive shall be irrefutably deemed to have solicited such Executive in contravention of this restriction.

(C)

In the event that Executive terminates his employment with Employer, the Restricted Period, and all restrictive covenants described in this Section 9, shall apply and be in force for a period of two (2) years from the date of termination. If the Employer continues to pay Executive his salary pursuant to Section 3(a), in at least monthly installments and net of all tax and other withholding obligations of Employer, at the level of salary paid to Executive immediately prior to the effective date of Executive’s termination (“Salary Payments”), then the Restricted Period shall continue for a period of two (2) years from the last day of the last month for which a Salary Payment is made. Salary Payments shall be based only upon the Salary Rate (as defined herein), and shall not include or be based upon any other form of compensation or benefit; provided however that Executive shall receive the non-salary benefits provided under Section 7(d) during the period when Salary Payments are made. Within thirty (30) days after the effective date of Executive’s termination of his employment, Employer shall notify Executive in writing whether Employer will make Salary Payments. The Restricted Period shall continue uninterrupted for the first thirty (30) days following the effective date of Executive’s termination. If Employer elects not to make Salary Payments the provisions of Section 9 shall not apply to Executive after the two (2) year Restricted Period. If Employer elects to make Salary Payments, payment shall be made retroactively for the first thirty (30) days following the effective date of Executive’s termination, unless such payment has already been made. In the event that Employer accidentally or erroneously makes Salary Payments to Executive, Executive must immediately return or reimburse such Salary Payments to Employer.

(D)

During the Restricted Period, Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company Business and shall not disclose them to anyone except with Employer’s express written consent and except for information which is at the time of receipt or thereafter becomes publicly known through no wrongful of Employer, or is received from a third party not under an obligation to keep such information confidential and without breach of this Employment Agreement.

(E)

All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Company Business shall be Employer’s property and shall be delivered to Employer upon termination of Executive’s employment.

(b)           Rights and Remedies Upon Breach. If Executive breaches any of the provisions of Section 9(a) (the “Restrictive Covenants”), or a breach thereof is imminent, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

(i)

The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, temporary or permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Employer and that money damage will not provide adequate remedy to Employer; and

(ii)

The right and remedy to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants. Employer may set off any amounts finally determined to be due it under this Section 9(b) against any amounts owed to Executive.

(c)           Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable in geographical and temporal scope, with respect to the activities restricted and in all other respects. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(d)           Reduction of Restrictive Covenants. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or geographical scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

10.           Withholding Taxes. All payments to Executive, including the bonus compensation under this Employment Agreement, shall be subject to withholding on amount of federal, state, and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Executive on income realized by Employer shall reduce the amounts payable by Employer to Executive hereunder. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Executive.

11.           No Conflicting Agreements; Termination of Prior Agreement. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement. Executive and Employer agree that the Severance Agreement is hereby terminated. This Agreement supersedes any and all prior Agreements concerning severance, change in control or similar matters, between Employer (or any predecessor of Employer) and the Executive and no payments or benefits of any kind shall be made under, on account of, or by reference to the prior Executive Agreements.

12.           Severable Provisions. The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

13.           Binding Agreement. Employer shall require any successor (whether direct or indirect), by purchase, merger, consolidation, reorganization or otherwise, of all or substantially all of the business or assets of any of them expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that each of them would be required to perform if no such succession has taken place. This Agreement shall be binding upon and inure to the benefit of each of Employer and any successor, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of any of them whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Employer” for purposes of this Agreement), but shall not otherwise be assignable or delegable by Employer.

This Agreement shall inure to the benefit of and be enforceable by Executive and each of Executive’s personal or legal representatives, executives, administrators, successor, heirs, distributees or legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Employer at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate.

14.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

(i)	if to the Employer to:	Oak Hill Financial, Inc.
14621 State Route 93
Jackson, Ohio 45640
Attention: Chairman

	with a copy to:	Porter, Wright, Morris & Arthur LLP
41 South High Street, Suite 3100
Columbus, Ohio 43215
Attention: H. Grant Stephenson, Esq.

(ii)	if to the Executive to:	As shown on the Beneficiary Designation
and Notice Form attached hereto as Exhibit
A.

Any such person may by notice given in accordance with this Section to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.

15.           Waiver. The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s rights to assert all other legal remedies available to it under the circumstances.

16.           Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of Employer and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of Employer. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Employer or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Employer. Further, Executive may disclose information regarding the business activities of Employer to Representatives of the Federal Reserve Board, the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”) pursuant to a formal regulatory request. In the event of a breach of threatened breach by Executive of the provisions of this Section, Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Employer or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Executive.

17.           Release by Executive. As a condition of receiving the payments and benefits set forth in this Agreement, the Executive shall be required to execute a Release in the form prescribed by the Employer. In the event the Executive fails or refuses to execute a Release when requested by the Employer under the terms of this Agreement, then the Executive will not be entitled to receive the benefits under this Agreement and the Employer will have no obligation to pay the benefits under this Agreement in the event of a Change of Control of the Employer.

18.          Miscellaneous. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced. If Executive is successful in any proceeding against Employer to collect amounts due Executive under this Employment Agreement, Employer shall reimburse Executive for his court costs and reasonable attorneys’ fees in connection therewith.

19.           Arbitration. Except as otherwise explicitly provided in this Agreement, the method for resolving any dispute arising out of this Agreement shall be binding arbitration in accordance with this Section 19. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Employer and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Employer. Both the Employer and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.          Indemnification. From and after the earliest to occur of a Change of Control or termination of employment, the Employer shall (a) for a period of two years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Employer’s expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Employer or any Subsidiary, or is or was serving at the request of the Employer or any subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Employer or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

21.          Governing Law. This Employment Agreement shall be governed by and constructed according to the laws of the State of Ohio.

22.           Captions and Sections Headings. Captions and section headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

23.          Interpretation. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.

24.           Amendments. Except as otherwise provided herein, Employer shall not amend, terminate, or suspend this Agreement or any provision hereof without the prior, written consent of Executive.

25.           Savings Clause. If any payments otherwise payable to the Executive under this Employment Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the state or federal banking regulators of Employer or of Oak Hill Banks that limits executive change of control payments that can be made by an federally-insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a “Limiting Rule”), Employer will use its best efforts to obtain the consent of the appropriate governmental agency to the payment by Employer to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule.

26.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

27.           No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

28.          Legal Fees and Expenses. It is the intent of Employer that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement in the event of a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Agreement in a manner intended to deprive Executive of substantially all of the benefits of this Agreement, or in the event that Employer takes any action to declare this Agreement void or unenforceable or institutes any litigation designed to deny, or to recover from, Executive the benefits intended to be provided to Executive hereunder, Employer hereby irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of Employer to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against Executive or any director, officer, stockholder, or other person affiliated with Employer in any jurisdiction. Employer shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by Executive as a result of Employer or any Person contesting the validity or enforceability of this Agreement or any provision hereof.

29.	No Attachment.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect. The right of Executive to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and the Executive shall not have any rights in or against specific assets of the Employer.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and Employer and their respective successors and assigns.

30.	Key employee.

(a)           Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after his termination of employment for any reason other than death or (ii) the date of the Executive’s death. The provisions of this Section 30(a) shall only apply if required to comply with Code Section 409A.

(b)           This Agreement shall be interpreted in accordance with Code Section 409A and shall be administered in accordance with Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, such provision shall be deemed to be modified to comply with Code Section 409A to the maximum extent necessary to bring the provisions of this Plan into compliance with Code Section 409A’s rules.

(c)           The Employer shall indemnify and hold the Executive harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on the Executive as a result of Code Section 409A.

31.           Code Section 162(m). Notwithstanding any other provision in this Agreement to the contrary, the payment of benefits under this Agreement will be delayed where the Employer reasonably anticipates that its deduction with respect to such payment will be limited or eliminated by Code Section 162(m). In such circumstances, the payment will be made at the earliest date at which the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of this 1st day of January, 2006.

OAK HILL FINANCIAL, INC.
an Ohio Corporation
By:	/s/ John D. Kidd
John D. Kidd, Chairman

Executive:
/s/ Ralph E. Coffman, Jr.
Ralph E. Coffman, Jr.

Exhibit A

Beneficiary Designation and Notice Form

Beneficiary Designation

In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

Notice

Until notified otherwise, pursuant to Section 17 of the Agreement, notices should be sent to me at the following address

250 Summerhill Drive
Street Address

Chillicothe, Ohio 45601
City, State and Zip Code

12/23/05	/s/ Ralph E. Coffman, Jr.
Date	Ralph E. Coffman, Jr.

Beneficiary

Relationship to Executive

Ralph E. Coffman, Jr. appeared before me and signed the foregoing instrument.

Notary Public for the
State of Ohio